EXHIBIT 99.1

Investor Calls

Sean O’Brien

Director of Investor Relations

Ptek Holdings, Inc.

(404) 262-8462

PTEK PROJECTS DECLINE IN SERVICES TO IBM NEXT YEAR

Company Continues to Expect Double-Digit Growth in Total Revenues and Earnings in 2005

ATLANTA, September 7, 2004 – Ptek Holdings, Inc. (NASDAQ: PTEK; www.ptek.com), a leading provider of innovative business, data and group communications services, announced today that it was informed of IBM Corp.’s (NYSE: IBM) intention to transition the reservation-less conferencing services currently provided by Ptek to an alternative provider. The transition is expected to begin sometime in 2005. Ptek expects to continue to provide conferencing services to IBM through the remainder of this year and into 2005, although the Company anticipates the level of these services will decline.

Ptek anticipates double-digit growth in revenues and earnings in 2005 and plans to issue financial guidance for the year along with its third quarter results in October.

About Ptek Holdings, Inc.

Ptek Holdings, Inc. is a leading provider of innovative business, data and group communications services for global enterprises. Companies use our audio and data conferencing solutions to conduct group meetings and presentations over the phone or Web. We also enable our customers to process and deliver large quantities of individualized, business critical information, such as electronic statements and invoices, financial transaction and travel confirmations, and drug prescriptions, via our global ASP platform. Ptek serves companies in nearly every business sector, including healthcare, technology, publishing, financial services, travel and hospitality. Our services are marketed under the Premiere Conferencing and Xpedite® brand names.

Ptek Holdings’ corporate headquarters is located at 3399 Peachtree Road NE, Suite 700, Atlanta, GA 30326. Additional information can be found at www.ptek.com.

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Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in Ptek’s forward-looking statements, including, but not limited to, the following factors: technological change; the development of alternatives to our services; our ability to manage our growth; integration of acquired companies; possible adverse effects on our financial condition if we are unable to retain IBM as a significant customer at historical levels; possible adverse results of pending or future litigation or infringement claims; service interruptions; competitive pressures, including pricing pressures; general domestic and international economic, business or political conditions; legislative or regulatory changes; increased financial leverage; our dependence on our subsidiaries for cash flow; and other factors described from time to time in our press releases, reports and other filings with the SEC, including but not limited the “Risk Factors Affecting Future Performance” section of our Annual Report on Form 10-K for the year ended December 31, 2003. All forward-looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement.